Exhibit 4.16

Execution Version

NEITHER THIS WARRANT NOR THE SHARES OF VALIDUS HOLDINGS, LTD. (THE “COMPANY”) ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE REGISTERED HOLDER OF THIS WARRANT HAS AGREED THAT IT WILL NOT SELL, PLEDGE OR OTHERWISE TRANSFER THIS WARRANT EXCEPT TO AFFILIATES AND THAT NO SALE, PLEDGE OR OTHER TRANSFER OF THE SHARES ISSUABLE UPON EXERCISE HEREOF MAY BE MADE WITHOUT REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED.

IN ADDITION, ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF IS RESTRICTED BY, AND THE RIGHTS ATTACHING TO THESE SECURITIES ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED HEREIN AND IN THE MEMORANDUM OF ASSOCIATION AND BYE-LAWS OF THE COMPANY, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHICH ARE AVAILABLE FOR EXAMINATION AT THE REGISTERED OFFICE OF THE COMPANY.

VALIDUS HOLDINGS, LTD.

series f
SHARE PURCHASE WARRANT

Warrant No. F-1

This certifies that, for value received,

Leyton Limited

or its permitted assigns, are entitled, subject to the terms and conditions hereinafter set forth, to purchase the number of units of merger consideration (“Units”), set forth herein for the purchase price per Unit equal to the Exercise Price (as defined herein).

Upon delivery of this warrant (this “Warrant”) with the Purchase Form attached hereto duly executed, together with payment of the Exercise Price for the Units thereby purchased, at the registered office of Validus Holdings, Ltd., a Bermuda exempted company (the “Company”), or at such other address as the Company may designate by notice in writing to the registered holder hereof (the “Holder”), the Holder shall be entitled to be registered on the Register of Members of the Company as the holder of the Shares (as defined herein) so purchased and to receive a Share certificate or Share certificates for the Shares so purchased.  All Shares issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect thereto.

This Warrant is subject to the following terms and conditions:

Section 1. Underlying Units; Exercise Price

1.1 Number of Units.  Subject to adjustment in accordance with the provisions of Section 8 hereof, this Warrant shall be exercisable for 630,194 units of merger consideration (“Units”), with each such Unit consisting of (1) 0.1935 duly authorized, validly issued, fully paid and non-assessable voting common shares, par value $0.175 per share, of the Company (the “Shares”) and (2) an amount in cash equal to US$2.00, without interest.

1.2 Exercise Price.  This Warrant shall be exercisable for a price of $13.96 per Unit (the “Exercise Price”).

1.3 Legend.  The Shares issuable upon exercise of this Warrant shall be in such form, and shall include such legends and restrictions on transfer, as the Company shall deem necessary or appropriate at the time of exercise in order to comply with the Company’s Memorandum of Association and Bye-Laws, as amended from time to time, and applicable law and regulation.

Section 2. Term of Warrant; Conditions on Exercise

2.1 Term. Subject to the terms of this Warrant, the Holder shall have the right, at any time during the period (such period, the “Term”) commencing on 12:00 a.m., New York time, on 1 December, 2013 and ending at 5:00 p.m., New York time, on 31 December, 2013 (the “Termination Date”), to purchase from the Company the number of Units to which the Holder may at the time be entitled to purchase pursuant to this Warrant, upon surrender to the Company at its registered office of this Warrant certificate, together with the Purchase Form attached hereto duly completed and signed, and upon payment to the Company of the aggregate Exercise Price for the number of Units in respect of which this Warrant is then being exercised.  Payment of the aggregate Exercise Price shall be made on the date of exercise in cash, or by certified or cashier’s check, or a combination thereof.  This Warrant shall terminate and expire to the extent not fully exercised on or prior to the Termination Date.

Section 3. Exercise of Warrant

3.1 Exercise. Upon surrender of this Warrant and payment of the Exercise Price the Company shall (1) cause the issue of the Shares purchased upon the exercise of this Warrant to be registered in the Register of Members of the Company and shall issue and cause to be delivered with all reasonable dispatch, to or upon the written order of the Holder and (subject to the restrictive legends on the first page of this Warrant) in such name or names as the Holder may designate, a certificate or certificates for the number of full Shares so purchased upon the exercise of this Warrant, together with cash, as provided in Section 9 hereof, in respect of any fractional Shares otherwise issuable upon such surrender and (2) cause to be delivered with all reasonable dispatch to the Holder, or upon the written order of the Holder to such person or persons as the Holder may designate, an amount in cash equal to US$2.00 per Unit, without interest, for the number of Units so purchased upon the exercise of this Warrant, together with cash in lieu of fractional shares in the amount calculated pursuant to Section 9.  The rights of purchase represented by this Warrant shall be exercisable, at the election of the Holder, either in full or from time to time in part and, in the event that this Warrant is exercised in respect of fewer than all of the Units at any time prior to the date of expiration of this Warrant, a new Warrant certificate to purchase the remaining Units will be issued.

Section 4. Transferability and Form of Warrant

4.1 Registration. This Warrant is numbered and registered in the books of the Company.  The Company shall be entitled to treat the Holder as the sole owner of this Warrant for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Warrant on the part of any other person, and shall not be liable for any registration of transfer of this Warrant which is to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer.

4.2 Transfer. This Warrant shall not be transferable by the Holder other than to an Affiliate (as such term is defined in the Company’s Bye-Laws).  In addition, this Warrant shall be transferable only in the books of the Company maintained at its registered office and subject to the restrictive legends on the first page of this Warrant and to the Memorandum of Association and Bye-Laws of the Company, as amended from time to time, upon delivery of this Warrant either duly endorsed by the Holder or by the Holder’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Company.  In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Company in its discretion.  Upon any registration of transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto.

Section 5. Payment of Taxes

The Company will pay all documentary stamp duties and taxes, if any, attributable to the initial issuance of Shares upon the exercise of this Warrant; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in such issuance.

Section 6. Mutilated or Missing Warrant

In case the certificate evidencing this Warrant shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of this certificate if it is mutilated, or in lieu of and substitution for this certificate if it is lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant and indemnity, if requested, also satisfactory to the Company.  Applicants for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

Section 7. Purchase by the Company

The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire this Warrant at such times, in such manner and for such consideration as it may deem appropriate and as shall be agreed with the Holder of this Warrant in its sole discretion.

Section 8. Adjustment of Exercise Price and Number of Shares

8.1 Adjustments. The Exercise Price and the number and kind of Shares per Unit purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) In case the Company shall (i) pay a dividend in Shares or make a distribution in Shares, (ii) subdivide its issued Shares, (iii) consolidate its issued Shares into a smaller number of Shares or (iv) issue by reclassification of its Shares other securities of the Company, the number of Shares or other securities of the Company purchasable upon exercise of this Warrant shall be adjusted so that upon exercise of this Warrant the Holder of this Warrant shall be entitled to receive the kind and number of Shares or other securities of the Company per Unit which he would have owned or have been entitled to receive immediately following any such event had he fully exercised this Warrant immediately prior to any such event or any record date with respect thereto.  An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) In case the Company shall issue rights, options or warrants to all or substantially all holders of its Shares, without any charge to such holders, entitling them to subscribe for or purchase Shares at a price per Share which is lower at the record date mentioned below than the then current book value of the Company (“Book Value”) per Share, the number of Shares thereafter purchasable upon the exercise of this Warrant immediately prior thereto shall be adjusted so that upon exercise of this Warrant the Holder of this Warrant shall be entitled to receive the number of Shares per Unit determined by multiplying the number of Shares per Unit theretofore purchasable upon exercise of this Warrant by a fraction, of which the numerator shall be the number of Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Shares offered for subscription or purchase, and of which the denominator shall be the number of Shares outstanding on the date of issuance of such rights, options or warrants plus the number of Shares which the aggregate offering price of the total number of Shares so offered would purchase at such  Book Value.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(c) In case the Company shall distribute to all or substantially all holders of its Shares evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options or warrants or convertible securities containing the right to subscribe for or purchase Shares (excluding those referred to in paragraph (b) above), then in each such case the number of Shares purchasable per Unit upon the exercise of this Warrant immediately prior thereto shall be adjusted so that upon exercise of this Warrant the Holder of this Warrant shall be entitled to receive, for the same Exercise Price, the number of Shares determined by multiplying the number of Shares theretofore purchasable upon exercise of this Warrant by a fraction, of which the numerator shall be the then current Book Value of the Company on the date of such distribution, and of which the denominator shall be such current Book Value of the Company, less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible securities, as applicable.  Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(d) No adjustment in the number of Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least 1 percent in the number of Shares purchasable per Unit upon the exercise of this Warrant; provided that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e) Whenever the number of Shares per Unit purchasable upon the exercise of this Warrant is adjusted as herein provided, the Exercise Price per Unit payable upon exercise of this Warrant shall, as and to the extent necessary to result in an equitable adjustment to this Warrant, be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable per Unit upon the exercise of this Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable per Unit immediately thereafter.

(f) When the number of Shares purchasable per Unit upon the exercise of this Warrant or the Exercise Price is adjusted as herein provided, the Company shall promptly mail to the Holder by first class mail, postage prepaid, notice of such adjustment or adjustments setting forth the number of Shares purchasable per Unit upon the exercise of this Warrant and the Exercise Price of such Units after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

(g) For the purpose of this subsection 8.1, the term “Shares” shall mean (i) the class of shares designated as the Shares of the Company on the date of this Warrant, or (ii) any other class of shares resulting from successive changes or reclassifications of such shares consisting solely of changes in par value.  In the event that at any time, as a result of an adjustment made pursuant to this subsection 8.1, the Holder shall become entitled to purchase any shares of the Company other than Shares, thereafter the number of such other shares so purchasable upon exercise of this Warrant, and the Exercise Price, shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in paragraphs (a) through (f), inclusive, above, and the provisions of Sections 2 and 3 and subsections 8.2 through 8.4, inclusive, with respect to the shares shall apply on like terms to any such other shares.

(h) Upon the expiration of any rights, options, warrants or conversion privileges, if any thereof shall not have been exercised, the number of Shares purchasable per Unit upon exercise of this Warrant and payment of the Exercise Price, to the extent this Warrant shall not then have been exercised, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the only Shares so issued were the Shares, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights and (2) such Shares, if any, were issued or sold for the consideration actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or conversion rights, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or convertible rights.

8.2 Adjustment for Cash Dividends. In case the Company shall pay a dividend in cash or make a distribution in cash in respect of the Shares, the Exercise Price per Unit payable upon exercise of this Warrant shall be adjusted and reduced by the amount of such dividend payment.  This section shall be effective as of the date of effectiveness of this Warrant pursuant to Section 15 hereof.

8.3 No Adjustment in Certain Cases. No adjustments shall be made pursuant to this Section 8, in connection with the issuance of any Shares (or securities convertible into Shares) as consideration for the acquisition by the Company of assets or equity interests in any business entity.

8.4 Preservation of Purchase Rights upon Reclassification, Consolidation, etc. In case of any consolidation of the Company with or amalgamation or merger of the Company into another legal entity or in case of any sale or conveyance to another legal entity of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing entity, as the case may be, shall execute an agreement with the Holder that the Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action to purchase upon exercise of this Warrant the kind and amount of Units and other securities and property which he would have owned or have been entitled to receive after the happening of such consolidation, amalgamation, merger, sale or conveyance had this Warrant been exercised immediately prior to such action.  Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.  The Company shall mail an executed copy of any such agreement by first class mail, postage prepaid, to the Holder.  The provisions of this subsection 8.4 shall similarly apply to successive consolidations, mergers, sales, or conveyances.

Section 9. Fractional Interests

The Company shall not be required to issue fractional Shares on the exercise of this Warrant.  If any fraction of a Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant (or specified portion thereof), the Company shall pay an amount in cash, without interest, in lieu of any fractional share to which the Holder may be entitled in an amount equal to the product of (a) the fractional Share interest to which the Holder would otherwise be entitled hereunder multiplied by (b) the closing price of Shares on the New York Stock Exchange (“NYSE”) or applicable trading market, on the day of exercise or, if such day is not a trading day on the NYSE or applicable trading market, the most recent trading day prior to such day of exercise.

Section 10. No Right to Vote as Shareholders; Notices to Holder

Nothing contained in this Warrant shall be construed as conferring upon the Holder or the Holder’s transferees the right to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.  If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur:

(a) any action which would require an adjustment pursuant to subsection 8.1 or 8.4, or

(b) a dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, amalgamation, merger, or sale of all or substantially all of its property, assets, and business as an entirety) shall be proposed;

the Company shall in each such case give notice in writing of such event to the Holder as provided in Section 11 hereof.  Failure to publish or mail such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any such action.

Section 11. Notices

(a) Any notice to the Company pursuant to this Warrant shall be in writing and shall be deemed to have been duly given if delivered or mailed certified mail, return receipt requested, to the Company at 29 Pembroke Road, Pembroke HM08, Bermuda, Attn: General Counsel. The Company may from time to time change the address to which such notices are to be delivered or mailed hereunder by notice to the Holder in accordance with paragraph (b) below.

(b) Any notice pursuant to this Warrant by the Company to the Holder shall be in writing and shall be deemed to have been duly given upon receipt by the Holder, if mailed, or upon confirmation of delivery at the Holder’s address, in the books of the Company if sent by courier.

Section 12. Supplements and Amendments

The Company may from time to time supplement or amend this Warrant, without the approval of the Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of this Warrant and which shall not adversely affect the interest of the Holder.  Any other amendment to this Warrant may be made only by a written instrument executed by the Company and the Holder.

Section 13. Successors

All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

Section 14. Applicable Law

This Warrant shall be deemed to be a contract made under the laws of Bermuda and for all purposes shall be construed in accordance with the laws thereof.

Section 15. Effectiveness

This Warrant shall be deemed to be effective at the Final Effective Time as such term is defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2012, by and among Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme, Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company, the

Company and Validus UPS, Ltd., a Bermuda exempted company, and shall be void and of no force or effect in the event the Merger Agreement is terminated pursuant to its terms prior to the Final Effective Time. This Warrant supersedes and replaces in their entirety any warrants previously issued to Leyton Limited by Flagstone Reinsurance Holdings, S.A. or any of its predecessors.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its authorized representative.

Date: 30 November, 2012

validus holdings, ltd.

By:	/s/ Robert F. Kuzloski
Name: Robert F. Kuzloski
Title: Executive Vice President & General Counsel

ATTEST:

By:	/s/ David Brown
Name: David Brown
Title: Director, Leyton Limited

ACKNOWLEDGED AND AGREED:

FLAGSTONE REINSURANCE HOLDINGS, S.A.

By:	/s/ William Fawcett
Name: William Fawcett
Title: General Counsel and Corporate Secretary

validus holdings, ltd.

series f
SHARE PURCHASE WARRANT

PURCHASE FORM

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder, ______________ units of merger consideration (the “Units”) provided for therein, and requests that certificates for the Shares (as defined in the Warrant) be issued in the name of:

(Please Print or Type Name, Address and Social Security Number)

and, if said number of Units shall not be all the Units purchasable hereunder, that a new Warrant Certificate for the balance of the unpurchased Units be registered in the name of the undersigned Warrantholder as below indicated and delivered to the address stated below:

(Please Print)

Dated:

Name of Warrantholder:

Address:

Signature:

Note:  The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

(Signature must be guaranteed by a bank or trust company having an office or correspondent in the United States or by a member firm of a registered securities exchange or the Financial Industry Regulatory Authority, Inc.)